UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  October 9, 2014

VERITEX HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Texas	001-36682	27-0973566
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8214 Westchester Drive, suite 400

Dallas, Texas 75225

(Address of principal executive offices)

(972) 349-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           In connection with its initial public offering, Veritex Holdings, Inc. (the “Company”) engaged an independent compensation consultant to review their existing equity plans and make recommendations for a new plan to reflect the changing marketplace. Upon the recommendation of the independent compensation consultant, the board of directors of the Company (the “Board”) approved the cancellation of all outstanding performance-based options under the Veritex Holdings, Inc. First Amended Stock Option and Equity Incentive Plan (the “2010 Plan”) and granted  a number of restricted stock units under the 2014 Omnibus Incentive Plan for Veritex Holdings, Inc. (the “2014 Plan”).  Effective October 9, 2014, the Company cancelled outstanding performance-based options to purchase 467,500 shares of Company common stock with a weighted average exercise price of $10.13 per share under the 2010 Plan, and granted approximately 82,000 restricted stock units to employees and directors under the 2014 Plan. The number of restricted stock units granted in exchange for the cancelled performance-based options was calculated using a Black-Scholes model based on a price of $13.00 per share, the initial public offering price per share of Company common stock. The cancelled performance-based options and new restricted stock units included equity awards to certain of the Company’s named executive officers as set forth below:

Name and Title	Cancelled Performance- Based Options	Shares of Common Stock Underlying New Restricted Stock Units
C. Malcolm Holland, III, Chairman and Chief Executive Officer	170,000	30,030
William C. Murphy, Vice Chairman	35,000	5,636
Noreen E. Skelly, Chief Financial Officer	20,000	3,533

The restrictions on the new restricted stock units lapse as to 20% of the underlying shares of common stock on each anniversary of the grant date, beginning on the first anniversary of the grant date.  Upon the lapse of restrictions, the participant will receive, without any payment to the Company (other than any required tax withholding amounts), (i) one share of Company common stock for each restricted stock unit, (ii) cash, in an amount equal to fair market value of the underlying shares of Company common stock the participant could receive, or (iii) a combination of (i) and (ii), as determined by the compensation committee of the Board.

The participant has no rights as a shareholder of the Company until the restricted stock units are settled by the issuance of shares of Company common stock.  Additionally, the restricted stock units and/or any amount received with respect to any sale of the underlying shares of common stock is subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s claw-back policy. Further, the restricted stock units are not transferable by the participant during his or her lifetime and may only be transferred upon the death of the participant in accordance with applicable laws.

Upon death, disability or voluntary retirement from the Company at age 65, or later, any restricted stock units which have not been forfeited or with respect to which the restrictions have not lapsed, will immediately vest and the participant will be entitled to the underlying shares of Company common stock, an equivalent amount of cash or a combination thereof as described above.  If a participant’s employment with the Company is terminated for any reason other than death, disability or retirement, any restricted stock units not previously forfeited or with respect to which the restrictions have not lapsed will be forfeited immediately upon termination. In the event of a change in control of the Company, as described in the 2014 Plan, outstanding restricted stock units may, upon the determination of the compensation committee, be assumed, accelerated, cancelled or substituted for an equivalent right by the successor company or a parent or subsidiary thereof. The 2014 Plan specifically provides that in the event the successor company does not assume or substitute the outstanding awards, any remaining restrictions shall automatically lapse and will represent an equivalent number of shares of Company common stock.

The foregoing summary of the restricted stock units and related provisions of the 2014 Plan is not complete and is qualified in its entirety by reference to the complete text of the form of restricted stock unit agreement, filed as Exhibit 10.1 to this current report on Form 8-K and the 2014 Plan, filed as Exhibit 10.4 to Amendment No. 1 to the Company’s Registration Statement on Form S-1, filed September 22, 2014, respectively, and which are incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)  Exhibits.  The following are filed as exhibits to this Current Report on Form 8-K:

Exhibit
Number	Description of Exhibit

10.1	Form of Restricted Stock Unit Agreement under the 2014 Omnibus Equity Incentive Plan for Veritex Holdings, Inc.

10.2	Form of Stock Option Award Agreement under the 2014 Omnibus Equity Incentive Plan for Veritex Holdings, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Veritex Holdings, Inc.

By:	/s/ C. Malcolm Holland, III
C. Malcolm Holland, III
Chairman and Chief Executive Officer
Date: October 15, 2014

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

10.1	Form of Restricted Stock Unit Agreement under the 2014 Omnibus Equity Incentive Plan for Veritex Holdings, Inc.

10.2	Form of Stock Option Award Agreement under the 2014 Omnibus Equity Incentive Plan for Veritex Holdings, Inc.